WRITTEN CONSENT OF DIRECTORS
OF
LNPR GROUP , INC.,

November 27, 2018,

The undersigned, being all of the Directors of **LNPR GROUP, INC**., a Colorado corporation ("Company"), does hereby adopt by this Written Consent, pursuant to the Colorado Corporations Code and in lieu of a meeting of the Board of Directors of the Company, the Resolutions set forth below, effective November 27, 2018.

WHEREAS, the Board of Directors ("Board") of the Company deems it advisable and, in the Company's, best interest that the Company to accept the resignation of VENG KUNLUN as DIRECTOR & CEO and appoint Joseph Grimes as Chairman of the Board and President and CEO.

NOW, THEREFORE, BE IT RESOLVED that the Company accepts the resignation of Veng Kun Lun as DIRECTOR & CEO and
appoint Joseph Grimes as Chairman of the Board and President and CEO.

BE IT FURTHER RESOLVED that each and all of the actions of the officers of this Company taken to date in connection with the negotiation, execution and delivery of the Agreement and of each document and instrument contemplated therein or related thereto and each of the other actions of such officers associated with the transactions contemplated therein, is hereby ratified and confirmed; and

EXECUTED as of the date set forth above.

____
Veng Kun Lun as President CEO DIRECTOR

_______________________________ 1/25/2019
Joseph Grimes, Newly Appointed Director